EXHIBIT 10.29
Novell
Dear Susan:
We are pleased to extend an invitation to you to join the Novell team as General Manager of the Midwest Area Sales based out of our Rolling Meadows, Illinois office and employed by Novell Canada, Ltd. The start date of this offer is March 8,2004. This position reports directly to Ron Hovsepian, your manager and the President of North America Ops.
Your total target compensation at Novell will be $400,000.00 USD annualized (less applicable withholding) and will be paid to you in Canadian dollars in accordance with our Canadian payroll practices. At an exchange rate of .76, this equals $526,315.79 Canadian dollars annualized (less applicable withholding). Your total target compensation is composed of 60% base salary and 40% target Incentive. The amount of target incentive you will earn depends on your achievement of certain objectives established by your manager and/or department. Your base salary will be $13,157.89 CAN semi-monthly (less applicable withholding), which is $316,789.46 CAN annualized (less applicable withholding), payable in accordance with Novell’s payroll procedures. If you achieve your incentive target at 100%, you will earn $210,526.32 CAN (less applicable withholding). For your first three months of employment, the company will grant you a three-month non-recoverable draw equal to 100% of your monthly target Incentive. Therefore, you will receive $17,543.86 CAN (less applicable withholding) at the end of each month during the three-month period. The current exchange rate of .76 will be used during your first twelve months of employment with Novell. After your first year of employment a new rate of exchange between US and Canadian dollars will be established and your salary will be adjusted to match the new rate of exchange for your total target earnings in the new year. This process will be repeated annually in making a salary adjustment tied to the current rate of exchange. Further details are available from your manager, Ron Hovsepian and HR Vice President, Glade Nelson.
Novell has a highly competitive benefits package that you are eligible to receive at employment date, to include, without limitation, the accrual of 20 vacation days during your first 12 months of employment Your accrual of vacation days will not decrease below a minimum of 20 days during your employment with Novell. Benefits details are available through Human Resources.
You will be recommended to the Option Grant Committee, at the first Committee meeting following your start date, to be granted 30,000 (thirty thousand) non-qualified stock options (“Options”) to purchase shares of Novell, Inc. common stock at the fair market value on the date of the meeting, in accordance with Novell’s current Stock Plan (as amended) and the standard form of option agreement. The Shareholder Services Department will issue documentation confirming the action of the Committee approximately eight weeks following the Committee meeting.

You will be recommended to the Option Grant Committee, at the first Committee meeting following your start date, to be granted the right to purchase 10,000 (ten thousand) shares of Novell common stock (consistent with the terms of the applicable Novell restricted stock plan). This recommended grant is subject to the approval of the Committee and is in their sole discretion. If the right to purchase these shares of Novell Common stock is granted by the Committee, then such grant will be subject to forfeiture or a repurchase right In favor of Novell if you terminate employment prior to the lapse of restrictions on the shares. The restricted stock will vest according to the following vesting schedule, if you are employed by Novell on the applicable date; 100% cliff vest on the third anniversary of the date of grant.
Novell will provide you with assistance in completing your visa application in order to work in the US. It is expected that you will conduct yourself in such a manner that you will not jeopardize the application process or your eligibility for Visa approval. Please contact Michelle K. Donohue, Manager, Immigration and Relocation for immigration questions. Her contact information is as follows:
Michelle.Kelly-Donohue@novell.com , phone: 781-464-8192.
Novell will cover the costs associated with the preparation of your US and Canadian tax returns, up to $3000 CAN, and provided the entity retained to perform such services is designated by Novell. No tax equalization will be provided. You will be responsible for both the Canadian taxes and US taxes that arise as a result of your living In Canada and working in the US.
Because this position will involve regular travel to Novell’s office in Rolling Meadows, Illinois, Novell will either arrange for or reimburse you for your travel to that office and, if necessary, to other locations in the United States and Canada.
You may terminate your employment at any time by giving Novell two (2) weeks’ prior written notice; however, it is understood and agreed that Novell will be entitled to waive all or part of that notice and accept your resignation at an earlier effective date. In the event that Novell decides to terminate your employment, it may do so, for cause, at any time without notice or payment in lieu of notice. In the absence of cause, Novell may terminate your employment upon the provision of the greater of (a) prior written notice or payment in lieu of notice and, if applicable, severance pay in accordance with the Employment Standards Ad, 2000; and (b) six (6) months’ base salary. You agree that such notice or payment will be accepted and received by you in lieu of any additional notice, statutory severance pay, claim for dismissal damages, or other compensation of any kind. If Novell provides you with a payment that is greater than the notice and severance pay to which you would otherwise be entitled under the Employment Standards Act, 2000, it will require you to execute a full and final release in its favor, in a form acceptable to Novell.
Please show your acceptance of this offer by signing in the space below, return one copy to me and retain the second for your files. By signing this letter, you will also confirm that this agreement supersedes and prevails over all other prior agreements, understandings or representations of Novell. This offer is contingent on the successful completion of background and reference checks.

The terms described in this letter will be the terms of your employment. Any additions or modifications to these need to be in writing and signed by you and the Human Resources Department of Novell Canada. The provisions of this letter shall be governed by and construed in accordance with the laws of the province of Ontario, Canada. As such, you will be an employee of Novell Canada, Ltd.
Novell’s success depends directly on the quality of its people. We endeavour to provide all employees with a stimulated, rewarding environment in which they can maximize to their potential. Susan, I look forward to your joining Novell for a mutually beneficial relationship. If you have any questions or wish to discuss this offer, please feel free to contact me at (801)861-5304.
Yours truly,
/s/ Glade Nelson
Glade Nelson
Vice President Human Resources
North America Reid Operations
Please fax your acceptance to 801-861-5520 and then mail the original to Novell, Inc. 1800 South Novell Place, Attn: Judy King, PRV-D-232, Provo, UT 84606-6194.

Offer of Employment Accepted:
I confirm having read and accepted the foregoing terms of employment and acknowledge having received a true copy of this agreement
/s/ Susan Heystee          Date: Feb. 14, 2004
Susan Heystee
Anticipated Start Date: March 8,2004